EXECUTION COPY

CASH COLLATERAL AGREEMENT

     THIS CASH COLLATERAL AGREEMENT (this “Agreement”) dated as of May 31, 2005 is by and between GLENAYRE ELECTRONICS, INC., a Colorado corporation (the “Parent”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders under the Credit Agreement referred to below (the “Administrative Agent”).

RECITALS

     WHEREAS, Entertainment Distribution Company, LLC, a Delaware limited liability company (the “Borrower”), those Domestic Subsidiaries of the Borrower as may from time to time become a party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and Wachovia Bank, National Association, as administrative agent for the Lenders, have entered into that certain Credit Agreement dated as of May 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

     WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue and/or acquire participation interests in Letters of Credit under the Credit Agreement that the Parent (a) shall execute and deliver this Agreement to the Administrative Agent and (b) shall deposit the Cash Collateral into the Cash Collateral Account to secure the Secured Obligations, such Cash Collateral to be pledged to the Administrative Agent for the benefit of the Lenders (the “Secured Parties”); and

     WHEREAS, the Parent, pursuant to the requirements of the Credit Agreement, seeks to grant to the Administrative Agent for the benefit of the Secured Parties a first priority perfected security interest in the Cash Collateral Account.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. As used herein, the following terms shall have the meanings specified below:

     “Cash Collateral Account” shall have the meaning assigned to such term in Section 2(a)(i).

     “Cash Collateral” shall have the meaning assigned to such term in Section 2(a).

     “Secured Obligations” means all obligations of the Borrower and the other Credit Parties in respect of the Term Loan under the Credit Agreement including, without limitation, principal and accrued interest.

     2. Cash Collateral.

     (a) Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, or otherwise, of the Secured Obligations, the

Parent hereby grants to the Administrative Agent a continuing security interest in, and a right to set off against, any and all right, title and interest of the Parent in and to the following (collectively, the “Cash Collateral”), whether now owned or existing or owned, acquired, or arising hereafter:

     (i) that certain money market account no. 2000028669780 in the name of the Parent maintained with Wachovia Bank, National Association, as depository (the “Bank”), and any and all money and investment property therein, including any and all certificates or instruments purchased with funds deposited in such account, and all renewals of such instruments and certificates and replacements therefor, whether in the form of certificates of deposit or other instruments, notes, securities or accounts (including, without limitation, cash and Cash Equivalents) and any other cash and non-cash proceeds of the principal amount of the foregoing, including interest and dividends thereon and other property received in respect of, or in substitution or exchange for any of the foregoing (all of the foregoing is collectively referred to as the “Cash Collateral Account”); and

     (ii) all proceeds of the Cash Collateral Account, including, without limitation, interest or dividends on the Cash Collateral Account or such certificates, instruments, notes, securities or accounts; provided, that all Liens of the Administrative Agent in amounts disbursed under clause 2(c)(ii) or 2(c)(iii) below or the Credit Agreement shall be automatically released upon such disbursement, and such disbursements shall be made free and clear of any Lien of the Administrative Agent or any Lender.

     (b) Amount of Cash Collateral. On the Closing Date, the Parent shall deposit in the Cash Collateral Account an amount in Dollars equal $16,500,000.

     (c) Access to Amounts in Cash Collateral Account.

     (i) The Cash Collateral Account will be an account maintained with the Bank in the name of the Parent for the benefit of the Administrative Agent. The amounts in the Cash Collateral Account will be held for the sole benefit of the Administrative Agent. Subject to clause 2(c)(ii) and 2(c)(iii) below, the Parent agrees that the Administrative Agent is the sole party authorized to withdraw amounts from, to draw upon, or to otherwise exercise any powers with respect to the Cash Collateral Account, and that the Parent shall have no authority to withdraw any amounts from, to draw upon, or to otherwise exercise any power as a depositor, owner or otherwise with respect to the Cash Collateral Account and the funds deposited therein.

     (ii) So long as no Default or Event of Default shall have occurred and be continuing, the Parent shall be entitled to receive distributions and dividends on the Cash Collateral upon request free and clear of any Liens in favor of the Administrative Agent; provided, however, that (A) the balance of funds in the Cash Collateral Account shall at all times be greater than or equal to $16,500,000 less the amount of Cash Collateral released by the Administrative Agent to the Parent pursuant to Section 5.12(b) of the Credit Agreement and (B) the Parent may request such distributions and dividends no more frequently than once per quarter.

     (iii) The Cash Collateral shall be released to the Parent, free and clear of any Liens in favor of the Administrative Agent, on the terms and conditions set forth in Section 5.12(b) of the Credit Agreement.

     (d) Further Assurances. The Parent shall execute and deliver to the Administrative Agent such documents and agreements (including, without limitation, any account control agreements), and shall take or cause to be taken such actions, as the Administrative Agent may, from time to time, request to carry out the terms and conditions of this Agreement and the other Credit Documents, including, without limitation, any and all other filings and recordings reasonably deemed necessary by the Administrative Agent to ensure that the Administrative Agent has a first priority perfected security interest in the Cash Collateral Account. The Parent agrees that it is obligated to pay all customary and reasonable bank charges resulting from the Cash Collateral Account.

3. Representations and Warranties. The Parent hereby represents and warrants that:

     (a) it has the corporate right, power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

     (b) this Agreement constitutes the legal, valid and binding obligation of the Parent enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

     (c) the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or material contractual obligation of the Parent;

     (d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person or entity (including, without limitation, any stockholder or creditor of such person or entity), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; provided, it is understood and agreed that the Parent’s corporate owner, Glenayre Technologies, Inc., is required to file this Agreement with the US Securities and Exchange Commission; and

     (e) it is the legal and beneficial owner of the Cash Collateral, free and clear of any adverse claims.

4. Miscellaneous.

     (a) Notices. All notices and other communications to the Administrative Agent hereunder shall be in writing and shall be given in accordance with Section 9.2 of the Credit Agreement. All notices and other communications to the Parent hereunder shall be in writing and shall be given in accordance with Section 17 of the Parent Pledge Agreement.

     (b) Survival of Agreement. All covenants, agreements, representations and warranties made by the Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent regardless of any investigation made by the Administrative Agent or on its behalf, and shall continue in full force and effect as long as any Cash Collateral remains in the Cash Collateral Account.

     (c) Binding Effect; Termination.

     (i) This Agreement shall be binding upon and inure to the benefit of the Parent and the Administrative Agent and their respective successors and assigns; provided that the Parent may not assign or transfer any of its rights or obligations hereunder or any of its interests in the Cash Collateral Account without prior written consent of the Administrative Agent.

     (ii) The term of this Agreement shall be until the earlier to occur of (a) the indefeasible payment in full of the Secured Obligations or (b) the release of all of the Cash Collateral as provided by Section 2(c)(iii) above.

     (d) No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent in exercising any right, power or privilege hereunder and no course of dealing between the Parent and the Administrative Agent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have. No notice to or demand on the Parent in any case shall entitle the Parent to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand.

     (e) Amendments, Waivers and Consents. Neither this Agreement nor any of the terms hereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by each of the parties hereto.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

     (g) Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     (h) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Venue. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). The terms of Sections 9.14 and 9.17 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

     (i) Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     (j) Entirety. This Agreement represents the entire agreement of the parties hereto regarding the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, if any.

[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PARENT:	GLENAYRE ELECTRONICS, INC.,
a Colorado corporation

	By	/s/ DEBRA ZIOLA

	Name:	Debra Ziola
	Title:	Chief Financial Officer

Entertainment Distribution Company, LLC
Cash Collateral Agreement

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as
Administrative Agent under the Credit Agreement

	By	/s/ JOHN C. COFFIN

	Name:	John C. Coffin
	Title:	Senior Vice President

Entertainment Distribution Company, LLC
Cash Collateral Agreement